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                           SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                           of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          BORLAND INTERNATIONAL, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

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Notes:

                     [LOGO OF BORLAND INTERNATIONAL, INC.]

                          BORLAND INTERNATIONAL, INC.

                                100 BORLAND WAY
                        SCOTTS VALLEY, CALIFORNIA 95066

                              APRIL 29, 1998

  Re: Annual Meeting

Dear Stockholders:

  On behalf of the Board of Directors, I am pleased to invite you to attend the annual meeting of Borland International, Inc. (the "Company") to be held on Friday, June 5, 1998, at 10 o'clock in the morning, at the Stanford Park Hotel located at 100 El Camino Real, Menlo Park, California.

  The agenda for this year's meeting includes a number of items, each of which is described in the enclosed materials. While all the issues to be considered are significant, I want to point out that your Board of Directors considers its proposal to change the Company's name from Borland International, Inc. to Inprise Corporation to be especially important. The proxy statement describes in detail the proposed change of name, as well as all the other items to be presented to the stockholders at the meeting. I encourage you to read the proxy carefully.

  Please note that for this year's meeting you will be able to vote your shares by telephone. We believe you will find this "vote-by-phone" option to be convenient and easy to use. The toll-free number and instructions to use the "vote-by-phone" option are included on the proxy card. If you prefer to vote your shares by written proxy rather than by telephone, you may do so.

  I am delighted you have chosen to invest in the Company and hope that, whether or not you plan to attend the annual meeting, you will vote as soon as possible, either by phone or by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

  I look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          /s/ Delbert W. Yocam
                                          DELBERT W. YOCAM
                                          Chairman of the Board and
                                          Chief Executive Officer

                     [LOGO OF BORLAND INTERNATIONAL, INC.]
                          BORLAND INTERNATIONAL, INC.

                                100 BORLAND WAY
                        SCOTTS VALLEY, CALIFORNIA 95066

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 5, 1998

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Borland International, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 5, 1998 at 10:00 a.m. at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, for the following purposes:

  1. To elect three Class III directors to serve a three-year term expiring upon the 2001 Annual Meeting of Stockholders or upon election and qualification of their duly elected successors.

  2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company to Inprise Corporation.
  3. To consider and vote upon a proposal to amend the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,400,000.
  4. To consider and vote upon a proposal to amend the Company's 1997 Employee Stock Purchase Plan, to increase the number of shares of Common Stock available for purchase thereunder by 100,000.
  5. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the calendar year ending December 31, 1998.
  6. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  These items are fully discussed in the following pages, which are made part of this Notice. Only stockholders of record at the close of business on April 10, 1998, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ Hobart McK. Birmingham
                                          HOBART McK. BIRMINGHAM
                                          Vice President, General Counsel, and
                                          Secretary

Scotts Valley, California

April 29, 1998

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE, EITHER BY PHONE OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON, EVEN THOUGH HE OR SHE HAS RETURNED A PROXY CARD.

                            YOUR VOTE IS IMPORTANT.

                          BORLAND INTERNATIONAL, INC.

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors (the "Board"), of Borland International, Inc., a Delaware corporation ("Borland" or the "Company") for use in voting at the annual meeting of stockholders (the "Annual Meeting") to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California on Friday, June 5, 1998, at 10:00 a.m. local time. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of Common Stock of the Company ("Common Stock") or beneficial owners of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock") held in their names. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement will be borne by the Company. The Company has retained Georgeson & Company, Inc. to assist it in connection with the solicitation, at an estimated fee of $8,500 plus reimbursement of out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and the accompanying form of proxy will be mailed on or about April 29, 1998, together with the Company's Annual Report to Stockholders for the nine-month period ended December 31, 1997, to all holders of Common Stock and Series B Preferred Stock entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only stockholders of record at the close of business on April 10, 1998 will be entitled to notice of, and to vote at, the Annual Meeting. As of April 10, 1998, the Company had outstanding 50,911,922 shares of Common Stock and 550 shares of Series B Preferred Stock. On each proposal that will come before the Annual Meeting, each share of Common Stock is entitled to one vote and each share of Series B Preferred Stock is entitled to 7,207 votes. A majority of the votes represented by outstanding shares of Common Stock and Series B Preferred Stock will constitute a quorum at the Annual Meeting (the "Quorum"). Shares that are voted "FOR", "AGAINST" or "ABSTAIN" in a matter are treated as being present at the meeting for purposes of establishing the Quorum, but only shares voted "FOR" or "AGAINST" are treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter. Accordingly, abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of the Quorum for the transaction of business, but they will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

  Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke a proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at its principal executive office. A stockholder may also revoke a proxy by attending the Annual Meeting and electing to vote in person.

  The Company's principal executive office is located at 100 Borland Way, Scotts Valley, California 95066 and the telephone number is (408) 431-1000.

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                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes. One class of directors is elected each year for a three-year term. Management's nominees for the Class III directors are David Heller, William F. Miller and Harry J. Saal. The Class III directors elected in 1998 will serve for a term of three years which expires at the Company's 2001 Annual Meeting of Stockholders or when their successors are elected and qualified or upon their earlier resignation or removal. It is intended that the persons named as Proxies will vote for Messrs. Heller, Miller and Saal for election to the Board of Directors.

  Messrs. Heller, Miller and Saal are at present available for election. However, if any nominee(s) should for any reason be unable or unwilling to serve, the Proxies will be voted for such substitute nominee(s) as management may designate. The vote of the holders of a plurality of the Common Stock and the Series B Convertible Preferred Stock, voting as a single class on an as-if-converted basis, present or represented by proxy and entitled to vote at the Annual Meeting will be required to elect Messrs. Heller, Miller and Saal. If the named nominees are elected by the Company's stockholders at the Annual Meeting, the Board of Directors will consist of six directors, of whom five, Messrs. Hara, Heller, Lewis, Miller and Saal, have principal occupations outside the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE
                                NAMED NOMINEES

BIOGRAPHICAL INFORMATION

  Certain biographical information about the Company's directors is set forth below:

  NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING--CLASS III DIRECTORS

  David Heller has served as a director of Borland since April 1984. Mr. Heller is a founder, a director and the President of Pacific Technology Capital Corporation, a financial advisory and investment banking firm; a director of Tie Rack U.S., a clothing accessory company and a director of America West Golf Manufacturing, Inc., a golf club manufacturing company.

  William F. Miller has served as a director of Borland since January 1996. Dr. Miller is the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University and President Emeritus of SRI International. He is also Professor Emeritus of Computer Science, School of Engineering, Stanford University. In 1990, Dr. Miller retired after 11 years as President and CEO of SRI International. Until recently he served on the board of directors of Wells Fargo Bank and Co., Varian Associates, Pacific Gas and Electric Company, First Interstate Bancorp and Fireman's Fund Insurance Company. Dr. Miller serves on the board of several private companies and non-profit organizations and is chairman of WhoWhere?, Inc.

  Harry J. Saal has served as a director of Borland since January 1996. Dr. Saal is a director of Network Associates, a network management and analysis company. Dr. Saal founded Network General Corporation and was chairman of Network General Corporation prior to its acquisition by McAffee Associates in December 1997. Dr. Saal founded Nestar Systems, Inc., a local area network systems company. Dr. Saal is also chairman of Imaging Technologies Corporation, a designer of controllers for laser printers and related devices. He is also a director of GlobalNet Systems, Ltd., an internet service provider, and serves on the board of several non-profit organizations.

  DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING-CLASS II
DIRECTOR

  Delbert W. Yocam has been the Chairman of the Board and Chief Executive Officer of Borland since December 1996. From November 1994 to December 1996, he served as an independent consultant. From 1992 to 1994, he served as President, Chief Operating Officer and a director of Tektronix, Inc., a measurement, color printing, video and networking company based in Wilsonville, Oregon. From 1989 to 1992, Mr. Yocam served as an independent consultant. Prior to 1989, Mr. Yocam served in a variety of executive management positions for ten years at Apple Computer, Inc., a personal computer company. He served as President of Apple Pacific from 1988 to 1989; as Executive Vice President and Chief Operating Officer from 1986 to 1988; as Executive Vice President of Product Operations from 1985 to 1986; and as Executive Vice President and General Manager of the Apple II group from 1983 to 1985. Prior to managing the Apple II group, he was Vice President of Operations and Vice President of Manufacturing. Mr. Yocam is a member of the board of directors of Adobe Systems Inc., a desktop publishing and application software company; Hollywood Park, Inc., a hotel and entertainment company; Raster Graphics, Inc., a large format color printing company; and Xircom, Inc., a network access company.

  DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING-CLASS I
DIRECTORS

  George Hara has served as a director of Borland since April 1990. Mr. Hara has been a managing partner of DEFTA Partners, a venture capital firm specializing in the information technology area since 1985. He is the founder of Data Control Ltd., a computer network provider, for which he served as President from 1984 until March 1997. Mr. Hara is also a director of Futuretel, a MPEG editing system developer; Pixera, a digital camera manufacturer; Base Technologies, a systems integrator company; and Cybergold, an internet based direct marketing company; OREN Semiconductor, a digital noise filtering technology company and TRADE'ex, an electronic commerce software company.

  Stephen J. Lewis has served as a director of Borland since October 1993. Mr. Lewis has been a managing director of Generation Ventures, L.L.C., a China focused venture capital firm since November 1994. Mr. Lewis was a managing director of SCM International Ltd., an international investment bank from 1993 to 1994. Mr. Lewis was employed with Booz-Allen & Hamilton, Inc., a management consulting and technology firm from 1981 to 1993, most recently serving as a Vice President and Partner in the Operations management practice.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  During the nine-month period ended December 31, 1997, the Board of Directors held seven meetings. The Board of Directors has a standing Audit Committee and Organization and Compensation Committee.

  The Audit Committee recommends the independent public accountants to the Board of Directors. The independent public accountants meet with the Audit Committee, with and without the presence of the Company's management, to review and discuss various matters including the Company's financial statements, the report of the independent public accountants on the results, scope and approach of their work, and their recommendations concerning financial practices and procedures. The Audit Committee consists of three non-employee directors, Messrs. Hara, Heller and Lewis. The Audit Committee met twice during the nine-month period ended December 31, 1997.

  The Organization and Compensation Committee (the "Compensation Committee") administers the Company's stock option and stock purchase plans, approves salaries, bonuses and other compensation arrangements for the Company's officers, and approves loans to, or loan guarantees for, the Company's officers and employees. The Compensation Committee consists of two non-employee directors, Messrs. Heller and Lewis. The Compensation Committee met seven times and took action by unanimous written consent twice during the nine-month period ended December 31, 1997.

  No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during the fiscal year and (ii) the total number of meetings held by any committee of the Board upon which such director served.

DIRECTOR COMPENSATION

  The Company currently pays directors who are not otherwise employed by the Company an annual retainer of $24,000. Non-employee directors also currently receive fees of $1,000 for attendance at each meeting of the Board of Directors and for each meeting of a committee of the Board on which they serve. A non-employee director, if he or she served as Chairman of the Board of Directors of the Company, would receive an additional $24,000 annual retainer. Directors who are employed by the Company do not receive any fees for attendance at meetings of the Board or its committees.

  Prior to January 1, 1998, directors who were not otherwise employed by the Company received an annual retainer of $20,000. Non-employee directors also received fees of $500 for attendance at each meeting of the Board of Directors, $250 for attendance at each meeting of a committee of the Board and, if serving as a committee chairman, an additional $1,000 per year. A non-employee director, if he or she served as Chairman of the Board of Directors of the Company, would receive an additional $20,000 annual retainer, and a non-employee director who served as Chairman of the Board of Directors of Borland Company, Ltd. (Japan) received an additional $10,000 annual retainer. In addition to his annual director's fees for serving as a director of the Company, Mr. Hara received $7,500 in director fees for serving as Chairman of the Board of Directors of Borland Company, Ltd. (Japan).

  Non-employee directors also participate in the Company's 1997 Stock Option Plan, which provides options to purchase 30,000 shares of Common Stock as of the date an individual becomes a non-employee director. In addition, at every annual meeting of the stockholders of the Company each then-serving non-employee director will receive an option to purchase 7,500 shares. All options granted under the 1997 Stock Option Plan have a ten-year term and an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant. The options may not be exercised until the non-employee director has served as a member of the Board of Directors for one year from the date the option is granted.

  On September 5, 1997 options were granted to Messrs. Hara, Heller, Lewis, Miller and Saal to purchase 7,500 shares of the Company's Common Stock at an exercise price of $8.875 per share, the fair market value of the Company's Common Stock on the date of the grant.

                                  PROPOSAL 2

        APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
                      INCORPORATION TO EFFECT NAME CHANGE

  The Company is asking the stockholders to vote on a proposal to amend the Company's Restated Certificate of Incorporation (the "Certificate") in order to change the name of the Company to Inprise Corporation. The Board of Directors has unanimously approved such an amendment to the Certificate. If the corporate name change is approved by the stockholders, it is anticipated that the Company's Common Stock will be traded under the symbol "INPR."

  The Company desires to change the name of the Company from Borland International, Inc. to Inprise Corporation in order to align the Company's name with the marketplace for its products and to emphasize the transition of the Company's business from a vendor of desktop software applications to a vendor of enterprise solutions.

  Upon consummation of the proposed name change it will not be necessary to surrender stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the name, Inprise Corporation, will be issued. If there exists any circumstance which would make consummation of the name change inadvisable in the judgment of the Board of Directors, the proposal to amend the Certificate may be terminated by the Board of Directors either before or after approval of the name change by the stockholders.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of the holders of a majority of the shares of Common Stock and Series B Preferred Stock entitled to notice of, and to vote at, the Annual Meeting, voting as a single class on an as-if-converted basis, is required to adopt the proposal to amend the Certificate to change the name of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE TO CHANGE THE NAME OF THE COMPANY TO INPRISE CORPORATION.

                                  PROPOSAL 3

         APPROVAL OF ADDITIONAL SHARES FOR THE 1997 STOCK OPTION PLAN

  At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's 1997 Stock Option Plan (the "1997 Option Plan") in order to increase by 2,400,000 the number of shares of Common Stock reserved for issuance thereunder.

  As of March 31, 1998 there were 1,180,000 shares available for future issuance under the 1997 Option Plan, a number that the Board of Directors has determined to be insufficient to meet the Company's anticipated needs. The Board of Directors believes that increasing the number of shares available under the 1997 Option Plan will provide the Company with equity award opportunities to continue to attract, retain and motivate high caliber employees essential to the success of the Company. The proposed amendment to the 1997 Option Plan is intended to ensure that the Company will continue to have available a reasonable number of shares in order to meet these goals.

SUMMARY OF THE 1997 OPTION PLAN

  The following summary of the 1997 Option Plan is qualified in its entirety by the specific language of the 1997 Option Plan, a copy of which is available to any stockholder upon written request to the Company's Secretary at the Company's principal executive office.

  General. The purpose of the 1997 Option Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward the Company's employees, directors and consultants and by motivating such persons to contribute to the Company's growth and profitability. The 1997 Option Plan provides for grants to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and grants to employees, directors and consultants of nonstatutory stock options.

  Shares Subject to Plan; Grant Limits. Currently, a maximum of 3,300,000 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued under the 1997 Option Plan. As amended, subject to stockholder approval, the maximum number of shares issuable under the 1997 Option Plan would be increased to 5,700,000. In order for the Company to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with options granted under the 1997 Option Plan, the plan is designed to qualify such compensation as "performance-based compensation" under Section 162(m) of the Code. To comply with Section 162(m), the 1997 Option Plan limits the number of shares for which options may be granted to any employee in any fiscal year of the Company. For continuing employees such limit is 1,000,000 shares; the plan authorizes an additional one-time grant to new hires of 2,000,000 shares (together, the "Grant Limits"). Appropriate adjustments will be made to the shares subject to the 1997 Option Plan, the Grant Limits, the automatic non-employee director grants discussed below and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. If any outstanding option expires, terminates or is canceled, or if shares acquired subject to a company repurchase option are repurchased by the Company, the expired or repurchased shares are returned to the 1997 Option Plan and again become available for grant.

  Administration. The 1997 Option Plan is administered by the Compensation Committee of the Board of Directors, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more "outside directors" within the meaning of Section 162(m). Subject to the provisions of the 1997 Option Plan, the Compensation Committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to the Company upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Compensation Committee may amend, modify, extend, cancel, renew, or grant a new option in substitution for, any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option, including with respect to the period following an optionee's termination of service with the Company. The 1997 Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan. The 1997 Option Plan permits the Compensation Committee to delegate to an officer the authority to grant one or more options for not more than an aggregate of 250,000 shares in any fiscal year to any person eligible under the plan who is not an officer or a director of the Company, subject to guidelines established by the Compensation Committee. The Compensation Committee will interpret the 1997 Option Plan and options granted thereunder, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the 1997 Option Plan or any option.

  Eligibility. Options may be granted under the 1997 Option Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. In addition, options may be granted to prospective service providers in connection with written employment offers, provided that no shares may be purchased prior to such person's commencement of service. As of March 31, 1998, the Company had approximately 947 full-time equivalent employees and contractors, including 5 executive officers and 5 non-employee directors who would be eligible under the 1997 Option Plan. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options.

  Terms and Conditions of Options. Each option granted under the 1997 Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each incentive stock option may not be less than the fair market value of a share of Common Stock on the date of grant, while the exercise price of a nonstatutory stock option may not be less than 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of March 31, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $8.97 per share.

  The 1997 Option Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price or by means of a promissory note if the optionee is an employee, by such other lawful consideration as approved by the Compensation Committee, or by any combination of these. Nevertheless, the Compensation Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised until the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

  Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. The maximum term of an incentive stock option granted under the 1997 Option Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. Unless his or her service is terminated for cause, an optionee's option generally will remain exercisable for three months following termination of service, provided that if termination results from the optionee's death or disability, the option generally will remain exercisable for twelve months following the optionee's termination of service. In any event the option must be exercised no later than its expiration date. The Compensation Committee, in its discretion, may provide for longer or shorter post-service exercise periods in particular instances.

  Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options granted under the 1997 Option Plan may be assigned or transferred to the extent permitted by the Compensation Committee and set forth in the optionee's option agreement.

  Automatic Grant of Non-Employee Director Options. In addition to authorizing the Compensation Committee to grant options to employees, directors and consultants on a discretionary basis, the 1997 Option Plan provides for the nondiscretionary, automatic grant of options to directors who, at the time of grant, are not employees of the Company or of any parent or subsidiary corporation of the Company (a "non-employee director"). Upon initial election or appointment to the Board, each non-employee director will be granted automatically on the date of such initial election or appointment an option to purchase 30,000 shares of Common Stock (an "Initial Option"). In addition, on the date of each annual meeting of the stockholders, each non-employee director remaining in office will be granted automatically an option to purchase 7,500 shares of Common Stock (an "annual option"). The exercise price per share of each non-employee director option will equal the fair market value of Common Stock on the date of grant, generally the closing price reported on the Nasdaq National Market. Unless earlier terminated under the terms of the 1997 Option Plan, non-employee director options will expire ten years after grant. Initial Options will become exercisable in full on their first anniversary, while annual options will become exercisable in full on the day preceding the first annual meeting of the stockholders following the date of grant. Non-employee directors options will remain exercisable for six months following the director's termination of service unless such termination results from the director's death or disability, in which case the option will remain exercisable for twelve months, provided that in no event may the option be exercised after its expiration date.

  Change in Control. The 1997 Option Plan provides that in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. The 1997 Option Plan authorizes the Compensation Committee to provide in any option agreement under the 1997 Option Plan for the acceleration of the vesting and exercisability of options upon such circumstances in connection with a Change in Control and to such extent as the Compensation Committee determines in its discretion. To the extent that the outstanding options are not assumed, replaced or exercised prior to the Change in Control, they will terminate.

  Termination or Amendment. The 1997 Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock options must be granted within ten years of the date on which the Board adopted the 1997 Option Plan. The Compensation Committee may terminate or amend the 1997 Option Plan at any time. However, without stockholder approval, the Compensation Committee may not amend the 1997 Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve an option's status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide to the principal U.S. federal income tax consequences of the 1997 Option Plan. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the 1997 Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  In general, the grant of an option will not be a taxable event to the recipient, and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is an incentive stock option or a nonstatutory stock option.

  Upon the exercise of a nonstatutory stock option, the optionee will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income. Currently, the maximum federal income tax rate for long-term capital gain on assets held for more than eighteen months is generally 20%, and the maximum rate on capital gain on assets held for more than one year but not more than than eighteen months ("mid-term gain") is 28%.

  Generally, an optionee will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the optionee is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 1997 Option Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonstatutory stock option. Also, an incentive stock option granted under the 1997 Option Plan will be treated as a nonstatutory stock option to the extent it (together with any other incentive stock options granted under other plans of the Company and its subsidiaries) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

  If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be mid-term or long-term capital gain or loss, taxable as discussed above at either a maximum federal income tax rate of 20% or 28% depending on the holding period. If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the optionee will recognize ordinary income at the time of disposition, and the Company will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term, mid-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

  Although the exercise of an incentive stock option as described above may not produce ordinary taxable income to the optionee, it generally will result in an increase in the optionee's alternative minimum taxable income and may result in an alternative minimum tax liability.

NEW PLAN BENEFITS AND ADDITIONAL INFORMATION

  With the exception of the automatic grant of options to non-employee directors as described above, the future grant of options under the 1997 Option Plan will be made at the discretion of the Compensation Committee, and, accordingly, are not yet determinable. In addition, benefits under the 1997 Option Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the optionees. Consequently, it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the 1997 Option Plan. In calendar year 1998, options for an aggregate of 37,500 shares will be granted automatically under the 1997 Option Plan to the Company's current non-employee directors, provided that the nominees are elected. The numbers of shares of Common Stock subject to options granted under the 1997 Option Plan to certain persons during the nine-month fiscal period ended December 31, 1997 are as follows: Messrs. Yocam, Floisand, LeFaivre, Birmingham and Ms. Fisher were granted options to purchase 580,000 shares, 420,000 shares, 420,000 shares, 140,000 shares and 315,000 shares, respectively; all current executive officers as a group were granted options to purchase an aggregate of 1,875,000 shares; all current directors who are not executive officers as a group were granted options to purchase an aggregate of 37,500 shares; Messrs. Hara, Heller, Miller, Lewis and Saal were each granted options to purchase 7,500 shares; and all current employees, including officers who are not executive officers, as a group were granted options to purchase an aggregate of 1,524,291 shares. During such nine-month period ended December 31, 1997, no options were granted under the 1997 Option Plan to any associates of any current directors who are not executive officers, of nominees or of any executive officers, and no person other than those individuals set forth above was granted five percent or more of the total amount of options granted under the 1997 Option Plan during that period.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

  The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting of Stockholders is required for approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ADDITIONAL
                     SHARES TO THE 1997 STOCK OPTION PLAN

                                  PROPOSAL 4

                       APPROVAL OF ADDITIONAL SHARES FOR
                       1997 EMPLOYEE STOCK PURCHASE PLAN

  At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") to increase by 100,000 the number of shares of Common Stock issuable thereunder. The Board of Directors believes that future employee participation will require additional shares to be made available under the 1997 Purchase Plan. The Board believes that the 1997 Purchase Plan benefits the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of the Company's Common Stock that is helpful in attracting, retaining, and motivating valued employees. The proposed amendment is necessary to ensure that the Company will continue to have available a sufficient number of shares to continue offering employees a stock purchase opportunity under the 1997 Purchase Plan.

SUMMARY OF THE 1997 PURCHASE PLAN

  The following summary of the 1997 Purchase Plan is qualified in its entirety by the specific language of the 1997 Purchase Plan, a copy of which is available to any stockholder upon written request to the Company's Secretary at the Company's principal executive office.

  General. The 1997 Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Each participant in the 1997 Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Company's Common Stock (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the 1997 Purchase Plan prior to such date.

  Shares Subject to Plan. Currently, a maximum of 400,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the 1997 Purchase Plan. The Board has amended the 1997 Purchase Plan, subject to stockholder approval, to increase the maximum number of shares of the Company's Common Stock issuable thereunder to an aggregate of 500,000 shares. Appropriate adjustments will be made to the shares issuable under the 1997 Purchase Plan and to outstanding Purchase Rights in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 1997 Purchase Plan.

  Administration. The 1997 Purchase Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1997 Purchase Plan, the Compensation Committee determines the terms and conditions of Purchase Rights granted under the plan. The Compensation Committee will interpret the 1997 Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the 1997 Purchase Plan or any Purchase Right. The 1997 Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

  Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Compensation Committee for inclusion in the 1997 Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of participation in the 1997 Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the 1997 Purchase Plan. As of March 31, 1998, approximately 893 full-time equivalent employees, including 5 executive officers, were eligible to participate in the 1997 Purchase Plan.

  Offerings. The 1997 Purchase Plan is implemented through two series of Offerings, the terms of which are referred to herein as "Offering Periods." A twelve-month "Annual Offering Period" will generally begin on or about December 1 of each year, and a six-month "Half-Year Offering Period" will generally begin on or about June 1 of each year. An employee may not participate simultaneously in more than one Offering. Generally, each Annual Offering Period is comprised of two six-month "Purchase Periods" ending on or about the last day of May and November of each year, while each Half-Year Offering Period is comprised of a single Purchase Period. However, the Compensation Committee may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period. The initial Annual Offering Period commenced on October 1, 1997 and will end on November 30, 1998.

  Participation and Purchase of Shares. Participation in an Offering under the 1997 Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the "Offering Date"). Payroll deductions may not exceed 15% (or such other rate as the Compensation Committee determines) of an employee's compensation on any pay day during the Offering Period. An employee who becomes a participant in the 1997 Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the 1997 Purchase Plan, becomes ineligible to participate, or terminates employment.

  Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the 1997 Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund, without interest, the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering. If the fair market value of a share of Common Stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

  Subject to certain limitations, each participant in an Offering is granted a Purchase Right for a number of whole shares determined by dividing (i) $2,083.33 multiplied by the number of months in the Offering Period by (ii) the fair market value of a share of Common Stock on the Offering Date. However, the maximum number of shares a participant may purchase in any Offering Period is equal to 208.33 multiplied by the number of months in the Offering Period. As a further limitation, no participant may purchase shares of Common Stock under the 1997 Purchase Plan or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased). Purchase Rights are nontransferable and may only be exercised by the participant.

  On the last day of each Purchase Period (a "Purchase Date"), the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the 1997 Purchase Plan is established by the Compensation Committee but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq National Market. On March 31, 1998, the closing price per share of Common Stock was $8.97. Any payroll deductions under the 1997 Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

  Change in Control. The 1997 Purchase Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the Company's assets were transferred (a "Change in Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the Company's rights and obligations under the 1997 Purchase Plan. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Purchase Period will be accelerated to a date before the Change in Control specified by the Compensation Committee. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.

  Termination or Amendment. The 1997 Purchase Plan will continue until terminated by the Compensation Committee or until all of the shares reserved for issuance under the plan have been issued. The Compensation Committee may at any time amend or terminate the 1997 Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1997 Purchase Plan, or changing the definition of the corporations which may be designated by the Compensation Committee as corporations the employees of which may participate in the 1997 Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The following is intended only as a general summary of the U.S. federal income tax consequences to employees participating in the 1997 Purchase Plan and to the Company, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

  Rights to purchase stock under the 1997 Purchase Plan are referred to in the Code as "options." A participating employee will not recognize income at the time options are granted to such employee at the commencement of an Offering Period or when the employee exercises such options and purchases shares of Common Stock at the end of a Purchase Period. An employee will be taxed on amounts withheld from salary under the 1997 Purchase Plan as if actually received, and the Company will be entitled to deduct a corresponding amount.

  If an employee does not dispose of the shares of Common Stock purchased pursuant to the 1997 Purchase Plan until more than two years after the date of grant of the options and one year after the transfer of the shares to the employee, or if the employee dies without having disposed of such shares, such employee must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition or death an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition or death over the amount paid for the shares, or
(ii) the excess of the fair market value of the shares at the date of grant of the options over the exercise price (determined as if the option were exercised on the date of grant). If the amount realized upon such a disposition by way of sale or exchange of the shares exceeds the purchase price plus the amount, if any, included in income as compensation, such excess will be capital gain. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income. Currently, the maximum rate for long-term capital gain on assets held for more than eighteen months is generally 20%, and the maximum rate on capital gain on assets held for more than one year but not more than eighteen months ("mid-term gain") is 28%.

  The Company will not be entitled to any deduction in respect of options granted under the 1997 Purchase Plan or shares of Common Stock issued and delivered pursuant to the exercise of such options, if the holding period requirements are met or the employee dies prior to disposing of the shares acquired upon exercise.

  If an employee disposes of the shares of Common Stock within two years from the date of grant of the option or within one year from the date of exercise, the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the shares on the date of exercise over the amount paid for such shares. The Company may be required to withhold taxes related to such ordinary income from other payments due the employee. The Company will generally be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on disposition of such shares over the fair market value of such shares on the date of exercise will be long-term, mid-term or short-term capital gain, depending upon the holding period for the shares. If an employee disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and such basis will be a long-term or short-term capital loss, depending upon the holding period for the shares.

NEW PLAN BENEFITS AND ADDITIONAL INFORMATION

  Benefits obtained by employees under the 1997 Purchase Plan will depend on their individual elections to participate and the fair market value of the Company's Common Stock at various future dates. Accordingly, it is not possible to determine the benefits that will be received by executive officers and other employees under the 1997 Purchase Plan. Non-employee directors are not eligible to participate in the 1997 Purchase Plan. No shares of Common Stock were purchased under the 1997 Purchase Plan during the nine-month period ended December 31, 1997.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting of Stockholders is required for approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ADDITIONAL
                       SHARES TO THE 1997 PURCHASE PLAN

                                  PROPOSAL 5

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Price Waterhouse LLP, as the Company's independent accountants, to audit the consolidated financial statements of the Company for the calendar year ending December 31, 1998. Price Waterhouse LLP served as the Company's independent accountants for the nine-month period ended December 31, 1997. The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the succeeding year. A representative of Price Waterhouse LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from the stockholders and will be given an opportunity to make a statement if he or she desires to do so.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting of Stockholders, is required for approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE CALENDAR YEAR
                           ENDING DECEMBER 31, 1998

                            ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

  Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of the Company:

       NAME              AGE                      POSITION
       ----              ---                      --------
Delbert W. Yocam........  54 Chief Executive Officer
John Floisand...........  54 Senior Vice President, Worldwide Sales
Richard A. LeFaivre.....  51 Senior Vice President, Research and Development
Hobart McK. Birmingham..  53 Vice President, General Counsel and Secretary
Kathleen M. Fisher......  43 Vice President, Finance and Chief Financial Officer

  Delbert W. Yocam has been the Chairman of the Board and Chief Executive Officer of Borland since December 1996. From November 1994 to December 1996, he served as an independent consultant. From 1992 to 1994, he served as President, Chief Operating Officer and a director of Tektronix, Inc., a measurement, color printing, video and networking company based in Wilsonville, Oregon. From 1989 to 1992, Mr. Yocam served as an independent consultant. Prior to 1989, Mr. Yocam served in a variety of executive management positions for ten years at Apple Computer, Inc., a personal computer company. He served as President of Apple Pacific from 1988 to 1989; as Executive Vice President and Chief Operating Officer from 1986 to 1988; as Executive Vice President of Product Operations from 1985 to 1986; and as Executive Vice President and General Manager of the Apple II group from 1983 to 1985. Prior to managing the Apple II group, he was Vice President of Operations and Vice President of Manufacturing. Mr. Yocam is a member of the board of directors of Adobe Systems Inc., a desktop publishing and application software company; Hollywood Park, Inc., a hotel and entertainment company; Raster Graphics, Inc., a large format color printing company; and Xircom, Inc., a network access company.

  John Floisand joined Borland in April 1997 as Vice President, U.S. Sales. He was promoted to Vice President, Worldwide Sales in July 1997 and was promoted to Senior Vice President in January 1998. Prior to joining Borland, Mr. Floisand served in a variety of executive management positions for 11 years at Apple Computer, most recently as Senior Vice President of Worldwide Sales. Prior to joining Apple Computer, Mr. Floisand served as Managing Director of Base2.

  Richard A. LeFaivre joined Borland in May 1997 as Vice President, Research and Development and Chief Technology Officer. In January 1998 Mr. LeFaivre was promoted to Senior Vice President of Research and Development. Prior to joining Borland, Mr. LeFaivre served as Vice President, Advanced Technology Group at Apple Computer. From April 1996 to January 1997, Mr. LeFaivre served as Senior Vice President, Product Development at Viacom, Inc., a diversified entertainment and publishing company. From June 1995 to April 1996, Mr. LeFaivre served as Vice President, Engineering at Silicon Graphics Computer Systems, Inc., a computer company. From March 1991 to June 1995, Mr. LeFaivre served as Vice President, Advanced Technology Group at Apple Computer.

  Hobart McK. Birmingham joined Borland in February 1997 as Vice President and General Counsel, and was appointed Secretary in March 1997. Prior to joining Borland, Mr. Birmingham served as Senior Director and Associate General Counsel at Apple Computer from 1995 to 1997. From 1988 to 1995 Mr. Birmingham was a partner with the law firm of Graham & James. Additionally, Mr. Birmingham was an associate and partner (1979) with the law firm of Bronson, Bronson & McKinnon from 1974 through 1988.

  Kathleen M. Fisher joined Borland in May 1997 as Vice President of Finance and Chief Financial Officer. Prior to joining Borland, Ms. Fisher served as Vice President of Finance, Treasurer, and Chief Financial Officer at Phoenix Publishing Systems, Inc., a software publishing company. From 1993 to 1995 Ms. Fisher served as Vice President of Finance, Treasurer and Chief Financial Officer of Glacier Water Services, Inc., a purified water manufacturer. Ms. Fisher also served as Vice President of Finance & Business Development of Vitarel Microelectronics, a multi-chip modules company from 1990 to 1993.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information, as of March 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock; (ii) each current director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

                                          AMOUNT AND NATURE OF
NAME                                      BENEFICIAL OWNERSHIP PERCENT OF CLASS
----                                      -------------------- ----------------
5% STOCKHOLDERS:
Merrill Lynch & Co., Inc.(1).............      5,498,100             10.8%
Neuberger & Berman, LLC(2)...............      3,976,900              7.8%
EXECUTIVE OFFICERS AND DIRECTORS:
Delbert W. Yocam(3)......................      1,052,482                2%
George Hara(4)...........................        112,500                *
David Heller(5)..........................        197,500                *
Stephen J. Lewis(6)......................         88,140                *
William F. Miller(7).....................        105,000                *
Harry J. Saal(8).........................         67,500                *
John Floisand(9).........................        119,536                *
Richard A. LeFaivre(10)..................        113,625                *
Hobart McK. Birmingham(11)...............         98,960                *
Kathleen M. Fisher(12)...................         84,141                *
David McGlaughlin(13)....................         77,382                *
All current directors and executive
officers as a group (11 persons)(14).....      2,116,766              3.9%

--------
   * Less than 1%

 (1) Information is based on a Schedule 13G/A filed February 4, 1998. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Merrill Lynch & Co., Inc. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.

 (2) Information is based on a Schedule 13G filed February 13, 1998. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Neuberger & Berman LLC and Neuberger & Berman Management Inc. The address of Neuberger & Berman is 605 Third Ave., New York, New York 10158.
 (3) Represents options exercisable within 60 days of March 31, 1998 to acquire 1,052,482 shares.
 (4) Represents options exercisable within 60 days of March 31, 1998 to acquire 112,500 shares.
 (5) Represents options exercisable within 60 days of March 31, 1998 to acquire 197,500 shares.
 (6) Includes options exercisable within 60 days of March 31, 1998 to acquire 82,500 shares.
 (7) Represents options exercisable within 60 days of March 31, 1998 to acquire 105,000 shares.
 (8) Represents options exercisable within 60 days of March 31, 1998 to acquire 67,500 shares.
 (9) Represents options exercisable within 60 days of March 31, 1998 to acquire 119,536 shares.
(10) Represents options exercisable within 60 days of March 31, 1998 to acquire 113,625 shares.
(11) Represents options exercisable within 60 days of March 31, 1998 to acquire 98,960 shares.
(12) Represents options exercisable within 60 days of March 31, 1998 to acquire 84,141 shares.
(13) Represents options exercisable within 60 days of March 31, 1998 to acquire 77,382 shares.
(14) Includes options exercisable within 60 days of March 31, 1998 to acquire 2,111,126 shares.

BOARD ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following is the Report of the Organization and Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the nine month period ended December 31, 1997. The information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

  The Company's executive compensation program is administered by the Organization and Compensation Committee (the "Committee") of the Board of Directors. The role of the Committee, which is comprised entirely of outside, non-employee directors, is to review and approve salaries, bonuses and stock option grants to the directors, executive officers and employees of the Company. The goal of the Committee is to align compensation packages with the long-term interests of the Company's stockholders. In structuring compensation programs, the Committee has been particularly mindful of the financial performance of the Company in recent years, the extremely competitive environment for attracting senior level management in the technology sector, and the continuous and extraordinary efforts which have been made by competitors of the Company to lure away management and other key personnel. The Committee believes it is critical to the long-term prospects of the Company to establish compensation programs which will allow the Company to attract management possessing the type of experience necessary for the Company to realize upon its strategic objectives and to retain such management for a sufficient period of time.

  The Company adjusted its fiscal year end, resulting in a shortened, three quarter fiscal year for the nine months ended December 31, 1997. During the first half of calendar 1997, the Committee continued to focus its attention on recruiting the final management talent necessary to implement the Company's turnaround strategy. During the latter part of 1997, the Committee's approach emphasized rewarding executive officers and key employees for achieving performance based goals.

 Compensation Philosophy

  The Committee believes that the compensation of the executive officers and other key employees of the Company should result in the creation of long-term stockholder value and be based on the Company's and the individual's performance. Consistent with this philosophy, the Company's compensation programs include a combination of salary, bonus and stock options aimed at the retention, reward and motivation of individuals within the Company.

  Base Salary. The base salary of most of the Company's current officers was individually negotiated at the time each officer joined the Company, or assumed his or her current position. The Committee reviews each executive officer's base salary annually, and when doing so, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee approved changes in the compensation packages for senior management, effective January 1, 1998. The Committee believes that the current executive salaries are comparable to the salaries in effect at companies that compete with the Company for executive talent.

  Bonus. The Company's bonus plans provide for quarterly bonuses to be awarded to executive officers and key employees based on the achievement of specific goals set by the Company, and the level of contribution made by these individuals. In calculating bonus awards certain Company performance objectives are considered, including operating, strategic and financial goals necessary for the achievement of the Company's short and long-term objectives. The Committee has approved an Executive Bonus Incentive Program to provide appropriate incentives to management and periodically reviews the actions to be taken pursuant to such program.

  Options. The purpose of the Company's stock option plans is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options usually vest over four years and expire ten years from the date of grant. The exercise price of options is normally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded. During the last half of calendar 1997, the Company made significant discretionary grants to executive officers and other key employees directed at maintaining a high level of motivation among these individuals. In addition to the criteria discussed above, the Committee considered the executive officers' current position, comparable grants made to other executive officers and the individual's potential for growth within the Company. The grants were set at levels deemed appropriate to create the opportunity for substantial stock ownership, thus aligning management and stockholders' interests.

  Section 162(m) of the Internal Revenue Code (the "Code") imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Given the attention to the overall challenges faced by the Company in recruiting and retaining key management, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers (as defined herein) shall be designed to qualify as "performance-based compensation" other than any options that may be granted under the 1997 Stock Option Plan. The Compensation Committee intends to continue to evaluate the effects of the statute and any Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

 CEO Compensation

  The annual base salary and performance bonus of Mr. Yocam, the Chairman of the Board and Chief Executive Officer, is determined according to an employment agreement (the "Agreement") entered into in November 1996. Pursuant to his employment agreement, during the nine month period ended December 31, 1997, Mr. Yocam received a base salary of approximately $270,000 and a performance bonus equal to his base salary. Mr. Yocam's agreement was amended during the course of the year in recognition of the progress of the Company since Mr. Yocam joined the Company and in order to continue to align Mr. Yocam's interests with the long-term interests of the stockholders. See "Employment Contracts, Termination of Employment and Change in Control Arrangements." The Committee believes that the compensation arrangements entered into with Mr. Yocam are consistent with the compensation paid to other CEO's in similarly situated and comparable companies.

                                          Organization and Compensation
                                           Committee

                                          Stephen Lewis
                                          David Heller

April 29, 1998

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As indicated above, the Compensation Committee during the nine-month period ended December 31, 1997 consisted of David Heller and Stephen J. Lewis, neither of whom are, or have been at any time, officers or employees of the Company. No executive officer of the Company served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation paid to or accrued for the Company's Chief Executive Officer, and each of the most highly compensated current and former executive officers of the Company (determined as of December 31, 1997) (hereinafter referred to as the "Named Executive Officers") for the fiscal years ended March 31, 1996 and 1997 and for the nine-month period ended December 31, 1997:

                          SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                   ANNUAL COMPENSATION                     AWARDS
                         --------------------------------------------  ---------------
                                                                         SECURITIES
NAME AND PRINCIPAL                                     OTHER ANNUAL      UNDERLYING         ALL OTHER
POSITION                 YEAR SALARY($) BONUS($)      COMPENSATION($)  OPTIONS/SARS(#)  COMPENSATION($)(1)
------------------       ---- --------- ---------     ---------------  ---------------  ------------------
Delbert W. Yocam(2)..... 1998  276,923    240,000           55,333(3)       580,000           2,077
 Chairman of the Board   1997  110,769  3,864,184(4)     3,849,908(5)     1,100,000             --
 and Chief Executive
 Officer
Hobart McK.
 Birmingham(6).......... 1998  146,154     57,000           15,506(7)       140,000           1,425
 Vice President, General 1997   21,923        --               --           175,000             --
 Counsel and Secretary
Kathleen M. Fisher(8)... 1998  130,769     66,665              --           315,000             808
 Vice President, Finance
 and Chief Financial
 Officer
John Floisand(8)........ 1998  181,506    275,000(9)         5,261(10)      420,000           1,250
 Senior Vice President,
 World Wide Sales
Richard A. LeFaivre(8).. 1998  167,308    191,665(11)          --           420,000           1,790
 Senior Vice President,
 Research and
 Development
David McGlaughlin(12)... 1998  126,810     80,537            3,513(13)          --              --
 Former Vice President,  1997  192,000     92,092            8,400(13)       99,673(14)         --
 International Sales and 1996  185,513    107,209           21,639(13)          --              --
 Operations

--------
 (1) Unless otherwise noted, consists of the Company's matching payments under its 401(k) Plan.
 (2) The person indicated was not an executive officer of the Company during fiscal year 1996.
 (3) Consists of relocation expenses.
 (4) Includes a $3,744,184 one time sign-on bonus.

 (5) Includes a $3,827,364 payment for the purchase of a residence. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."
 (6) The person indicated joined the Company as an executive officer in February 1997.
 (7) Consists of housing allowance.
 (8) The person indicated was not an executive officer of the Company during fiscal years 1997 and 1996.
 (9) Includes a $200,000 one time sign-on bonus.
(10) Consists of car allowance.
(11) Includes a $125,000 one time sign-on bonus.

(12) The person indicated ceased to be an executive officer and full time employee of the Company during fiscal year ended December 31, 1997.
(13) The person indicated is a resident of Canada and an employee of the Company's subsidiary, Borland Canada Software, Inc. Consists of car and housing allowance.

(14) Includes options amended on February 3, 1997 to reduce the exercise price to the market closing price on such date. Excludes options for equal number of shares that may be deemed canceled on such date as a consequence of the repricing.

 Stock Option Grants

  The following table sets forth information concerning the grant of stock options to each of the Named Executive Officers for the nine-month period ended December 31, 1997:

    OPTION/SAR GRANTS IN THE NINE MONTH PERIOD ENDED DECEMBER 31, 1997 (*)

                                        INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                           PERCENT OF                        POTENTIAL REALIZED
                                             TOTAL                            VALUE AT ASSUMED
                                            OPTIONS/                           ANNUAL RATES OF
                           NUMBER OF          SARS                               STOCK PRICE
                          SECURITIES       GRANTED TO                         APPRECIATION FOR
                          UNDERLYING       EMPLOYEES  EXERCISE OR               OPTION TERM(4)
                         OPTIONS/SARS      IN FISCAL     BASE     EXPIRATION -------------------
NAME                     GRANTED(#)(1)      YEAR(2)   PRICE($/SH)  DATE(3)     5%($)    10%($)
----                     -------------     ---------- ----------- ---------- --------- ---------
Delbert W. Yocam........    580,000(5)(6)    17.06%      8.875       9/5/07  3,237,235 8,203,789
John Floisand...........    225,000(6)(7)     6.62%     6.8125       4/7/07    963,978 2,442,908
                            195,000(6)(8)     5.74%     10.375     10/21/07  1,272,332 3,224,340
Richard A. LeFaivre.....    250,000(6)(9)     7.35%     6.8125     04/30/07  1,071,086 2,714,343
                            170,000(6)(9)        5%     10.375     10/21/07  1,109,213 2,810,963
Hobart McK. Birmingham..    140,000(6)(10)    4.12%     10.375     10/21/07    913,469 2,314,910
Kathleen M. Fisher......    200,000(6)(11)    5.88%     7.0625       5/5/07    888,314 2,251,161
                            115,000(6)(11)    3.38%     10.375     10/21/07    750,350 1,901,534
David McGlaughlin.......        --             --          --           --         --        --

--------
 (*) No stock appreciation rights were granted to executive officers for the nine-month period ended December 31, 1997.

 (1) The Company's option plans are currently administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the eligibility of employees and consultants, the number of shares to be granted, and the terms of such grants. All options granted during the nine-month period ended December 31, 1997 have an exercise price equal to the fair market value on the date of grant. Options generally vest 25% one year from the date of grant and ratably over the remaining three years either on a daily or a monthly basis. Certain options have been granted that vest daily or monthly over a specified vesting period from the date of grant. Options expire at the earlier of either three months after termination of employment or ten years after the date of grant.
 (2) The Company granted options to purchase an aggregate of 3,436,791 shares to all employees and consultants for the nine-month period ended December 31, 1997.
 (3) Options may terminate before their expiration date upon the termination of optionee's status as an employee or consultant or upon the optionee's death or disability.

 (4) Under rules promulgated by the Securities and Exchange Commission, the amounts in these two columns represent the hypothetical gain that would exist for options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at annual appreciation rates of 5% and 10%. Annual compounding results in total stock price appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of a share of the Company's Common Stock were to increase at such rates from the price at the end of the nine-month period ended December 31, 1997 ($7.3125 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $11.91 and $18.97, respectively. The 5% and 10% assumed annual rates of appreciation do not represent the Company's estimate or projection of future stock price growth.
 (5) The options vest at 509 shares per day beginning November 15, 1997 with an additional 275,000 shares vesting on November 14, 1998, until all shares are vested.
 (6) Upon an acquisition or a change in control of the Company the vesting of all options will be accelerated and shall be exercisable in full.
 (7) 33 1/3% of the options vest on April 7, 1998; the remaining 66 2/3 % of the options vest thereafter over two years on a daily basis.

 (8) Approximately 16% of the options vest on April 7, 1998, 30% of the options vest daily thereafter for two years with the remaining 54% of the options vesting daily from April 8, 2000 through April 7, 2001.

 (9) 25% of the options vest on April 30, 1998; the remaining 75% of the options vest thereafter over three years on a daily basis.
(10) 25% of the options vest on February 10, 1998; the remaining 75% of the options vest thereafter over three years on a daily basis.
(11) 25% of the options vest on May 5, 1998; the remaining 75% of the options vest thereafter over three years on a daily basis.

 1998 Aggregated Option Exercises and Year End Option/Sar Values

  The following table sets forth, with respect to the Named Executive Officers certain information concerning the exercise of options during the nine-month period ended December 31, 1997 and the number and value of unexercised options held as of December 31, 1997:

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUES

                                                                              VALUE OF
                                                                             UNEXERCISED
                           SHARES                  NUMBER OF SECURITIES     IN-THE-MONEY
                         ACQUIRED ON    VALUE     UNDERLYING UNEXERCISED    OPTIONS/SARS
NAME                     EXERCISE(#) REALIZED($) OPTIONS/SARS AT FY END(#) AT FY END($)(1)
----                     ----------- ----------- -----------------------------------------
Delbert W. Yocam........       0           0     Exercisable       777,892    1,367,491
                                                 Unexercisable     902,108      626,259
John Floisand...........       0           0     Exercisable             0            0
                                                 Unexercisable     420,000      112,500
Richard A. LeFaivre.....       0           0     Exercisable             0            0
                                                 Unexercisable     420,000      125,000
Hobart McK. Birmingham..       0           0     Exercisable             0            0
                                                 Unexercisable     315,000      164,062
Kathleen M. Fisher......       0           0     Exercisable             0            0
                                                 Unexercisable     315,000       50,000
David McGlaughlin.......       0           0     Exercisable           --           --
                                                 Unexercisable         --           --

--------
(1) Market value of underlying securities based on the closing price of Company's Common Stock on December 31, 1997 on the Nasdaq National Market System of $7.3125, minus the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  The Company and Delbert W. Yocam are parties to an at will employment agreement (the "Agreement") pursuant to which the Company employs Mr. Yocam as its Chairman of the Board and Chief Executive Officer through December 31, 2000. The term of the Agreement may be extended by Mr. Yocam for an additional 30 month period if he so elects between June 2, 1998 and December 2, 1998. Mr. Yocam may elect to serve the final 12-month period solely as Chairman of the Board, which would result in his salary and future stock option grants being adjusted commensurate with his new duties and responsibilities. Mr. Yocam has agreed to give not less than six months notice of his intent to resign as CEO of the Company. In accordance with the terms of the Agreement Mr. Yocam received a signing bonus in an amount calculated to net Mr. Yocam $2 million after taxes, resulting in a gross payment by the Company of approximately $3,744,184. The Agreement provides that Mr. Yocam will receive an annual base salary of $360,000 during the term of the Agreement and an annual performance bonus ranging from 50% to 300% of base salary. The Agreement also entitles Mr. Yocam to all standard benefits available to other executives of the Company. The salary, bonus and benefits elements of Mr. Yocam's compensation are guaranteed during the term of the Agreement unless he is terminated for cause or voluntarily terminates his employment other than for good reason or upon a constructive termination.

  Under the Agreement and the accompanying nonstatutory stock option agreement, Mr. Yocam was granted an option to purchase 1,100,000 shares of the Company's Common Stock at a price of $5.50 per share. From November 14, 1996 to November 14, 1997, the option vested at the rate of 1,222 shares per day. On November 14, 1997, an additional 275,000 shares vested. From November 15, 1997 to May 14, 1999, the option vests at the rate of 713 shares per day. Vesting continues so long as Mr. Yocam remains an employee, officer or director of the Company. The option becomes completely vested if Mr. Yocam is terminated without cause, if he is constructively terminated or if he voluntarily terminates his employment for good reason. If Mr. Yocam voluntarily terminates his employment for any reason within six months after a "change of control", then that number of shares which would have vested over the 12 months following such termination of employment become vested automatically. The Agreement defines "change of control" to include any transaction or series of transactions (i) in which any person (excluding Mr. Yocam or a group including Mr. Yocam) obtains beneficial ownership of ten percent (10%) or more of the Company's outstanding voting securities or (ii) which results in a transfer of more than 50% of the voting control of the Company.

  The Company must determine on or before September 5th of each year, the projected total outstanding shares of the Company's Common Stock for that fiscal year. The Company must calculate the number of nonstatutory stock options to be granted to Mr. Yocam in order to provide him with four percent (4%) of the projected total outstanding shares. The option price of such grant would be the fair market value on the date of the grant and will vest on a pro rata basis over the remaining term of the Agreement without consideration of extensions, unless a shorter period is provided in the grant. All stock options granted under the Agreement, and any amendment thereto, will vest fully if Mr. Yocam's employment terminates after a change in control, as defined above. In the event that any excise or premium federal or state tax is charged to Mr. Yocam as a result of stock or stock option awards or vesting which occur in response to a change in control, the Company agrees to pay such additional compensation to Mr. Yocam in order to allow him to pay such taxes without any loss of the full value of the stock or stock options. Mr. Yocam was awarded an option to purchase 580,000 shares of Common Stock of the Company at a price of $8.875 per share under the 1992 and 1997 Stock Option Plans. The option vests at 509 shares per day, beginning November 15, 1997, with an additional 275,000 shares vesting on November 14, 1998, until all shares are vested.

  The Agreement further provided for an unsecured, interest free loan in the amount of two million dollars paid to Mr. Yocam to assist with the purchase of a new residence in California. The Company agreed to forgive the entire loan balance as of February 28, 1997 and to pay all income and other tax liabilities of Mr. Yocam associated with such forgiveness, resulting in a gross payment by the Company of approximately $3,827,364. The agreement also required the Company to reimburse Mr. Yocam for all moving and other relocation expenses in connection with relocating his residence to California and for temporary living expenses, up to a maximum of $200,000. On July 22, 1997, the Company entered into a second amendment to the Agreement (the "Second Amendment") pursuant to which the allocation of the $200,000 was changed such that the relocation and temporary residence benefits payable to Mr. Yocam were reduced from $150,000 to $125,000, and his reasonable living and travel expenses were increased from $50,000 to $75,000. It was also agreed that Mr. Yocam would be reimbursed for living and travel expenses, up to $100,000, if incurred during the term of his Agreement with the Company.

  In March 1997, the Company entered into an at will employment agreement with Mr. Floisand pursuant to which Mr. Floisand was appointed as Vice President, U.S. Sales. The agreement entitles Mr. Floisand to an annual base salary of $250,000, an annual performance bonus of 40% of base salary, a signing bonus of $200,000, a car allowance and all standard benefits available to other executives of the Company. Mr. Floisand was granted options to purchase 225,000 shares of the Company's Common Stock at a price of $6.8125 per share under the 1992 Stock Option Plan.

  In April 1997, the Company entered into an at will employment agreement with Mr. LeFaivre pursuant to which Mr. LeFaivre was appointed as Vice President, Research and Development and Chief Technology Officer. The agreement entitles Mr. LeFaivre to an annual base salary of $250,000, an annual performance bonus not to exceed $100,000, a sign on bonus of $125,000, and all standard benefits available to other executives of the

Company. Mr. LeFaivre was granted options to purchase 250,000 shares of the Company's Common Stock at a price of $6.8125 per share under the 1992 and 1993 Stock Option Plans.

  In February 1997, the Company entered into an at will employment agreement with Mr. Birmingham pursuant to which Mr. Birmingham was appointed Vice President and General Counsel. The agreement entitles Mr. Birmingham to an annual base salary of $190,000, an annual performance bonus of up to 100% of base salary, a housing allowance not to exceed $1,500 per month, and all standard benefits available to other executives of the Company. Mr. Birmingham was granted options to purchase 175,000 shares of the Company's Common Stock at a price of $6.3750 per share under the 1992 Stock Option Plan.

  In May 1997, the Company entered into an at will employment agreement with Ms. Fisher pursuant to which Ms. Fisher was appointed Vice President, Finance and Chief Financial Officer. The agreement entitles Ms. Fisher to an annual base salary of $200,000, an annual performance bonus of $100,000, and all standard benefits available to other executives of the Company. Ms. Fisher was granted options to purchase 200,000 shares of the Company's Common Stock at a price of $7.0625 per share under the 1992 Stock Option Plan.

  The options granted to Messrs. LaFaivre, Birmingham and Ms. Fisher are subject to the standard terms and conditions of the Company's stock options plans, with one quarter of the options vesting one year after the date of the grant, and the remaining options vesting daily over the following three years. Mr Floisand's options vest periodically. See "Stock Option Grants." In the event that the Company is acquired or subject to change in control, the vesting will be accelerated and the options vest in full.

  In the agreements between the Company and Messrs. Floisand, LeFaivre, Birmingham and Ms. Fisher, the term "acquisition of the Company" shall mean a merger or other transaction in which the Company or substantially all its assets is sold or merged and as a result of such transaction, the holders of the Company's Common Stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation, and the term "change in control" shall mean the election of nominees constituting a majority of the Company's Board of Directors prior to such election or acquisition by a third party of twenty percent (20%) or more of the Company's outstanding shares which acquisition was without approval of a majority of the Board of Directors of the Company in office prior to such acquisition.

  Effective October 31, 1997, Mr. McGlaughlin resigned as Vice President, International Sales and Operations. Pursuant to an agreement entered into in August 1997, Mr. McGlaughlin remains employed on a part time basis until October 31, 1998. The agreement entitles Mr. McGlaughlin to an annual salary of $60,000 and such benefits as were available to him prior to the agreement, as well as an additional $10,000 per month in the event that his employment with the Company exceeds an agreed upon 40 hours per month.

CERTAIN TRANSACTIONS WITH MANAGEMENT

  During the nine-month period ended December 31, 1997, the Company amended the employment agreement entered into with Mr. Yocam in November 1996. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" for additional information.

  During the nine-month period ended December 31, 1997, there were no other transactions between the Company and its directors, executive officers or known holders of more than five percent (5%) of the Company's Common Stock or Series B Preferred Stock in which the amount involved exceed $60,000 and in which any of the foregoing persons had or will have a material interest.

                       COMPARISON OF STOCKHOLDER RETURN

  The graph below compares the cumulative total stockholder return on the Company's Common Stock from March 1992 through December 1997 compared to the CRSP Total Return Index for Nasdaq Stock Market US Companies and the CRSP Total Return Index for Nasdaq Computer and Data Processing Services Stocks.

  The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.



                       [PERFORMANCE GRAPH APPEARS HERE]


                            CUMULATIVE TOTAL RETURN

                                                   CUMULATIVE TOTAL RETURN
                                             -----------------------------------
                                             3/92 3/93 3/94 3/95 3/96 3/97 12/97
                                             ---- ---- ---- ---- ---- ---- -----
Borland International, Inc............. BORL 100   41   27   17   34   13    14
Nasdaq Stock Market (U.S.)............. INAS 100  115  124  138  187  208   270
Nasdaq Computer & Data Processing...... INAD 100  112  114  154  219  240   316

* The graph assumes that $100.00 was invested in the Company's Common Stock and in each index on March 31, 1992. The total return for the Company's Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on the Company's Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Directors, executive officers, and greater than ten percent holders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during the nine-month period ended December 31, 1997, all filing requirements under Section 16(a) applicable to its directors and executive officers were met.

STOCKHOLDER PROPOSALS

  Stockholders of the Company who wish to present proper proposals at the Company's 1999 Annual Meeting of Stockholders must submit their proposals in writing to the Secretary of the Company no later than December 28, 1998 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

  The Company's Annual Report for the nine-month period ended December 31, 1997 is being mailed to the Company's stockholders herewith. A copy of the Company's Annual Report on Form 10-K Report for the nine-month period ended December 31, 1997 as filed with the Securities and Exchange Commission, is available upon written request to:

                             Investor Relations Department
                             Borland International, Inc.
                             100 Borland Way
                             Scotts Valley, CA 95066

  The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to vote as soon as possible, either by phone or by completing, signing and returning the enclosed proxy card in the envelope provided. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          /s/ Hobart McK. Birmingham
                                          HOBART McK. BIRMINGHAM, Secretary

Scotts Valley, CA

April 29, 1998

                                      LOGO

                          BORLAND INTERNATIONAL, INC.
                                100 BORLAND WAY
                            SCOTTS VALLEY, CA 95066

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Hobart McK. Birmingham and Kathleen M. Fisher as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock and Series B Convertible Preferred Stock of Borland International, Inc. held of record by the undersigned on April 10, 1998, at the Annual Meeting of Stockholders to be held on June 5, 1998 or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side, no boxes need be checked.

                  (Continued and to be signed on other side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT:

                       You can vote in one of two ways:

1. Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      OR

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


                                  PLEASE VOTE

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR each of these      Please mark
proposals. This proxy when properly executed, will be voted     your votes
in the manner directed herein by the undersigned stockholder.   as indicated [X]
If no direction is made, this proxy will be voted FOR
Proposals 1, 2, 3, 4, 5 and 6.


                                                                                                                    WITHHELD FOR:
                                                                                                                (Write the nominee's
                                                                                        FOR          WITHHOLD     name in the space
                                                                                      nominees       AUTHORITY     provided below).
1. Election of Class III Directors:                                                      [_]            [_]              [_]
   Nominees: 01 David Heller, 02 William F. Miller
   and 03 Harry J. Saal

   ____________________________________________________________

    *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE
                       INSTRUCTIONS BELOW ***

                                                                                          FOR          AGAINST          ABSTAIN
2. Approval to amend the Company's Restated Certificate of Incorporation to change        [_]            [_]              [_]
   the name of the Company to Inprise Corporation.

3. Approval to amend the Company's 1997 Stock Option Plan to increase the number of       [_]            [_]              [_]
   shares of Common stock reserved for issuance thereunder by 2,400,000.

4. Approval to amend the Company's 1997 Employee Stock Purchase Plan, to increase         [_]            [_]              [_]
   the number of shares of Common Stock available for purchase thereunder by 100,000.

5. Ratification of the appointment of Price Waterhouse LLP as the Company's               [_]            [_]              [_]
   independent accountants for the calendar year ending December 31, 1998.

6. To transact such other business as may properly come before the Annual Meeting or      [_]            [_]              [_]
    any adjournments or postponements thereof.

                                        Signature: _____________________________

                                        Date: __________________________________

                                        Signature: _____________________________

                                        Date: __________________________________

                                        NOTE: Please sign as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE

                               VOTE BY TELEPHONE

                       QUICK * * * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

-------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press
1.
-------------------------------------------------------------------------------

       YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL

-------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
-------------------------------------------------------------------------------

   Proposal 1: To vote FOR ALL nominees, PRESS 1; to WITHHOLD FOR ALL Nominees.
               press 9.

               To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

   Proposal 2: To vote FOR press 1; AGAINST, press 9, ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

      YOUR NOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

-------------------------------------------------------------------------------
    If you vote by telephone, there is no need for you to mail your proxy.
                             THANK YOU FOR VOTING.
-------------------------------------------------------------------------------

CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE                  --------------
           1-800-840-1208 - ANYTIME
     There is NO CHARGE to you for this call.                     --------------
                                                                  CONTROL NUMBER